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                                  Exhibit 99.2

For Immediate Release                                         December 3, 1997



Green Oasis Environmental, Inc. Places Plant in Continuous Operation



Charleston, SC - December 3, 1997 - Green Oasis Environmental, Inc. (GRNO) OTC-BB announced today that installation of the Ingersoll-Dresser pumps had been completed for the waste oil processing unit located at the Company's facilities in Charleston. The unit is owned by GOE Plant Partnership I, L.P., of which the Company is the General Partner.

As previously reported, operation of the unit commenced November 14, 1997, but continuous operation could not occur until the pumps were received and installed. Continuous operation of the unit to convert waste oil to diesel fuel for sale in the local petroleum market may now commence at the current permitted rate of 250 gallons per hour. The Company intends to seek amendments to its current permits with the South Carolina Department of Health and Environmental Control that would allow the Company to increase its permitted operating capacity.

William D. Carraway, President of the Company, said "Now that the plant is operating, our potential customers can visit the facility to determine the viability of the technology as it relates to their economic and operating needs, as well as the particular requirements of the countries in which they are based."

Green Oasis Environmental, Inc.'s patent pending process is designed to produce marketable fuels from waste oils in a closed-cycle, one-step process. The Company manufactures equipment for its own use as well as markets to others.

For additional information contact:

William D. Carraway
Green Oasis Environmental, Inc.
Charleston, SC (803) 722-5771
E-Mail:  grno@awod.com